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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Roper Industries, Inc.


We consent to incorporation by reference in the registration statements No.'s 333-36897, 33-71094, 33-77770 and 33-78026 on Form S-8 of Roper Industries, Inc.
of our report dated December 4, 1998 relating to the consolidated balance sheets of Roper Industries, Inc. and subsidiaries as of October 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1998, and the related schedule, which report appears in the October 31, 1998 Annual Report on Form 10-K of Roper Industries, Inc.

                                                       KPMG LLP


Atlanta, Georgia
January 18, 1999